                                    KEYCORP
                               ONE KEYCORP PLAZA
                                ALBANY, NEW YORK


                                                             [September 1, 1990]





Dear

         This Agreement confirms and restates our understanding as to the payments that are to be made to you if a change of control of KeyCorp occurs. KeyCorp considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of KeyCorp and its shareholders. As a consequence, KeyCorp recognizes that, as is the case with many publicly held corporations, the uncertainty and questions which arise among senior members of management in connection with the possibilities of a change of control, may result in the departure or distraction of management personnel to the detriment of KeyCorp and its shareholders. Accordingly, the Board of Directors of KeyCorp (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of KeyCorp's management to their assigned duties without distractions arising from the possibility of a change in control of KeyCorp. Hence, the Board believes it important, should KeyCorp or its shareholders receive a proposal for transfer of control of KeyCorp, that you be in a position to assess and advise senior management and the Board whether such a proposal would be in the best interests of KeyCorp and its shareholders and to take such other action regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of your own situation.

         In order to induce you to remain in the employ of the Company, this letter agreement, which has been approved by the Board, sets forth the severance benefits which KeyCorp agrees will be provided to you in the event your employment with KeyCorp is terminated subsequent to a "change in control" of KeyCorp under the circumstances described below.

         For purposes of this Agreement, unless the context otherwise requires, the term "KeyCorp" includes KeyCorp and any subsidiary of KeyCorp.

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
         1.      AGREEMENT TO PROVIDE SERVICES; RIGHT TO TERMINATE.

                 (i) Except as otherwise provided in paragraph (ii) below, KeyCorp or you may terminate your employment at any time, subject to KeyCorp providing you with the benefits hereinafter specified in accordance with the terms hereof and the benefits due you under other benefit plans and agreements applicable to you. Upon receipt of a Termination Notice under the paragraph 4(v) of this Agreement, or upon your resignation, you shall, if so requested, forthwith cease any activity on behalf of or in the name of KeyCorp and vacate any office space assigned for your use, removing only your personal possessions.

                 (ii) In the event a tender offer or exchange offer is made by a Person (as hereinafter defined) for more than 25% of the combined voting power of the KeyCorp's outstanding securities ordinarily having the right to vote at elections of directors ("Voting Securities"), including shares of KeyCorp (the "Company Shares") or in the event that a proposal is made that if implemented would result in a change of control of KeyCorp, as defined in
Section 3 hereof, you agree that you will not leave the employ of KeyCorp (other than as a result of Disability or upon Retirement, as such terms are hereinafter defined) and will render the services contemplated in the recitals to this Agreement until such proposal has been abandoned or terminated or a change in control of KeyCorp, as defined in Section 3 hereof, has occurred.
For purposes of this Agreement, the term "Person" shall mean and include any individual, corporation, partnership, group, association or other "person", as such term is used in Section 14(d) of the Securities Exchange Act of 2934, as amended (the "Exchange Act"), other than KeyCorp, a wholly owned subsidiary of KeyCorp or any employee benefit plan(s) sponsored by KeyCorp or a subsidiary of KeyCorp.

         2. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall continue in effect until [December 31, 1991; provided, however, that commencing on January 1, 1992] and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such January 1st date, KeyCorp or you shall have given notice that this Agreement shall not be extended; and provided, further, that this Agreement shall continue in effect for a period of twenty-four (24) months beyond the term provided herein if a change in control of KeyCorp, as defined in Section 3 hereof, shall have occurred during such term. However, notwithstanding anything in this Section 2 to the contrary, this Agreement shall terminate if you or KeyCorp terminate your employment prior to a change in control of the Company.





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
         3. CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" of KeyCorp shall mean a Change in Control of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Exchange Act; provided that, without limitation, such a Change in Control shall be deemed to have occurred at such time as (a) any person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the combined voting power of KeyCorp's Voting Securities; or (b) individuals who constitute the Board of KeyCorp on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of KeyCorp or the Board of any corporation with which KeyCorp merges, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by KeyCorp's shareholders, was approved by a vote of at least three quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (b), considered as though such person were a member of the Incumbent Board, or (c) if any person or entity acquires an interest which is determined by the Federal Reserve Board to constitute a controlling interest in KeyCorp or (d) the sale by KeyCorp of more than 50% of the book value of its assets to a single purchaser or to a group of affiliated purchasers or (e) the merger or consolidation of KeyCorp in a transaction in which the Shareholders of KeyCorp receive less than 50% of the outstanding voting shares of the continuing corporation. Notwithstanding anything in the foregoing to the contrary, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in you, or a group of Persons which includes you, acquiring, directly or indirectly, 25% or more of the combined voting power of the Company's Voting Securities.

         4. TERMINATION FOLLOWING CHANGE IN CONTROL. If any of the events described in Section 3 hereof constituting a Change in Control of KeyCorp shall have occurred, you shall be entitled t the benefits provided in Section 5 hereof upon the termination of your employment with KeyCorp within twenty-four
(24) months after such event, unless such termination is (a) because of your death or Retirement or Disability, (b) by KeyCorp for Cause or (c) by you other than for Good Reason (as all such capitalized terms are hereinafter defined).

         (i) DISABILITY. Termination by KeyCorp of your employment based on "Disability" shall mean termination because of your absence from your duties with KeyCorp on a





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
full time basis for one hundred eighty (180) consecutive days as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given to you following such 180 day absence you shall have returned to the full time performance of your duties.

         (ii) RETIREMENT. Termination by you or by KeyCorp of your employment based on "Retirement" shall mean termination on or after your normal retirement date under the terms of KeyCorp's defined benefit pension plan applicable to you (or any successor or substitute plan or plans of KeyCorp put into effect prior to a Change in Control) (the "Retirement Plan") or pursuant to an agreement between KeyCorp and you described in Paragraph 14 of this Agreement.

         (iii) CAUSE. Termination by KeyCorp of your employment for "Cause" shall mean termination upon (a) the willful and continued failure by you to substantially perform your duties with KeyCorp (other than any such failure resulting from your incapacity due to physical or mental illness) or to substantially comply in all material respects with the terms and obligations of employment by KeyCorp as such terms and obligation are applied to similarly situated employees after a demand for substantial performance or compliance is delivered to you by the President of KeyCorp which specifically identifies the manner in which such President believes that you have not substantially performed your duties, or (b) the willful engaging by you in illegal conduct which is materially and demonstrably injurious to KeyCorp. For purposes of this paragraph (iii), no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you n bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of KeyCorp. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for KeyCorp shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of KeyCorp. It is also expressly understood that your attention to matters not directly related to the business of KeyCorp shall not itself provide a basis for termination for Cause. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in (a) or

(b) of this paragraph (iii) and specifying the particulars thereof in detail.

         (iv) GOOD REASON. Termination by you of your employment for "Good Reason" shall mean termination based on:

                 (A) an adverse change in your status or position(s) as an officer of KeyCorp or a subsidiary of KeyCorp as in effect immediately prior to the Change in Control, including, without limitation, any material diminution in your duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that KeyCorp is no longer publicly owned), or the assignment to you of any duties or responsibilities which, in your reasonable judgment, are inconsistent with such status or position(s), or any removal of you from or any failure to reappoint or reelect you to such position(s) (except in connection with the termination of your employment for Cause, Disability or Retirement or as a result of your death or by you other than for Good Reason);

                 (B) a reduction by KeyCorp in your base salary as in effect immediately prior to the Change in Control except for across the board salary reductions proportionately affecting KeyCorp exempt payroll employees generally;

                 (C) the failure by KeyCorp to continue in effect any Plan (as hereinafter defined) in which you are participating at the time of the Change in Control of KeyCorp (unless replaced by a Plan providing you with at least substantially similar benefits) other than as result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control, or the taking of any action, or the failure to act, by KeyCorp which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case on the date of the Change in Control or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you at the time of the Change in Control;

                 (D) KeyCorp's requiring you to be based anywhere other than within the metropolitan area where your office is located immediately prior to the Change in Control except for required travel on KeyCorp's business to an extent substantially consistent with the business travel obligations which you undertook on behalf of KeyCorp prior to the Change in Control; or

                 (E) any purported termination by KeyCorp of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (v) below (and, if applicable, paragraph
                          (iii) above); and for purposes of this Agreement, no such purported termination shall be effective.

For purposes of this Agreement, "Plan" shall mean any compensation plan such as an incentive stock option, incentive compensation, stock appreciation rights, supplemental retirement income plan, deferred compensation plan or restricted stock plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of KeyCorp intended to benefit employees.

         (v) NOTICE OF TERMINATION. Any purported terminations by KeyCorp or by you following a Change in Control shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

         (vi) DATE OF TERMINATION. "Date of Termination" following a Change in Control shall mean (a) if your employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (b) if your employment is to be terminated by KeyCorp for Cause or by you for any Good Reason, the date specified in the Notice of Termination, or (c) if your employment is to be terminated by KeyCorp for any reason other than Cause, the date specified in the Notice of Termination, which in no event shall be a date earlier than ninety (90) days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by you in writing either in advance of, or after, receiving such Notice of Termination. In the case of termination by KeyCorp of your employment for Cause, if you have not previously expressly agreed in writing to the termination, then within thirty (30) days after receipt by you of the Notice of Termination with respect thereto, you may notify KeyCorp that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set by mutual written agreement of the parties or the date of final resolution of the dispute. During the pendency of any such dispute, KeyCorp will continue to pay you your full compensation in effect just prior to the time the Notice of Termination is given and until the dispute is resolved.

         5.      COMPENSATION UPON TERMINATION OR DURING DISABILITY; OTHER
                 AGREEMENTS.

         (i) During any period following a Change in Control of KeyCorp that you fail to perform your duties as a result of incapacity due to physical or mental illness, you shall be entitled to the benefits of the KeyCorp Disability Benefits Plan as applied to similarly situated officers.

         (ii) If your employment shall be terminated for Cause following a Change in Control of KeyCorp, KeyCorp shall pay you your salary through the Date of Termination at the rate in effect just prior to the time a Notice of termination is given plus any benefits or awards (including both the cash and any stock components) which pursuant to the terms of any Plan have been earned or become payable, but which have not yet been paid to you. Thereupon KeyCorp shall have no further obligations to you under this Agreement.

         (iii) Subject to Section 8 hereof,if, within twenty-four (24) months after a Change in Control of KeyCorp shall have occurred, your employment shall be terminated:

         (a)  by KeyCorp other than for Cause, Disability or Retirement or

         (b) BY YOU FOR GOOD REASON, then KeyCorp shall pay to you, no later than the fifth day following the Date of Termination, without regard to any contrary provisions of any Plan, the following:

                 (A) your base salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and any stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you;

                 (B) an amount equal to [299] percent of the higher of (i) your annual base salary on the Date of Termination or (ii) your annual base salary in effect immediately prior to the Change in Control;

                 (C) an amount equal to the amount that would have been payable to you under any KeyCorp





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
                 incentive compensation program which would have been due if you had been employed by KeyCorp on December 31 of the year in which your termination occurs, prorated to the end of the month in which your termination is effective.

For purposes of this Agreement, the term "base salary" shall include any amounts deducted by KeyCorp with respect to you or for your account pursuant to Sections 125 or 401(K) of the Internal Revenue Code of 1986, as amended (the "Code").

         (iv) If, within twenty-four (24) months after a Change in Control of KeyCorp shall have occurred, your employment by KeyCorp shall be terminated (a) by the Company other than for Cause, Disability or retirement or (b) by you for Good Reason, then you shall be entitled to participate in any KeyCorp Employee Benefit Plans only to the extent provided in such Plans. However, since the payments in this Agreement are intended to supplement and not to replace any payments to which you are otherwise entitled, you shall be entitled to all payments and benefits otherwise payable to you and similarly situated employees of KeyCorp under any KeyCorp compensation benefit plan or practice.

         (v) The amount of any payment provided for in this Section 5 shall not be reduced, offset or subject to recovery by KeyCorp by reason of any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

         (vi) If the event that you become entitled to the payments provided by Section 5(iii) hereof (the "Agreement Payments") the present value of the Agreement Payments, when aggregated with the present value of any other payments to you under this Agreement or otherwise which constitute "parachute payments" shall not exceed 299.9% of your Base Amount. The term "parachute payment" shall have the meaning used in Section 280 G of the Code without regard to Clause 280G(b)(2)(A)(ii) and the term "present value" shall have the meaning used in Section 1274(b)(2) of the Code. If payments to you become subject to the limitations of this Section, the payments to you shall be reduced to the extent necessary to satisfy such limitations in accordance with the instruction you provide to KeyCorp as to which payments otherwise due shall be limited and KeyCorp shall provide you with the information in its possession as to the amounts and characteristics of such payments to facilitate your providing such instructions.

         6. SUCCESSORS; BINDING AGREEMENT.

         (i) For purposes of this Agreement, "Successor" shall mean any Person that succeeds to, or has the practical





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
ability to control (either immediately or with the passage of time), KeyCorp's business directly, by merger or consolidation,or indirectly, by purchase of KeyCorp's Voting Securities or otherwise.

         (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee, or if there be no such designee, to your estate.

         (iii) For purposes of this Agreement, KeyCorp shall include any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which KeyCorp ceases to exist.

         7. FEES AND EXPENSES; MITIGATION.

         (i) Keycorp shall pay all reasonable legal fees and related expenses incurred by you in connection with the Agreement following a Change in Control of KeyCorp, including, without limitation, (a) all such fees and expenses, if any, incurred in contesting or disputing any termination of your employment or incurred by you in seeking advice with respect to the matters set forth in
Section 8 hereof or (b) your seeking to obtain or enforce any right or benefit provided by this Agreement.

         (ii) You shall not be required to mitigate the amount of any payment KeyCorp becomes obligated to make to you in connection with this Agreement, by seeking other employment or otherwise.

         8. TAXES. All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

         9. SURVIVAL. The respective obligations of, and benefits afforded to, KeyCorp and you as provided in Sections 5, 6(ii), 7, 8 and 13 of this Agreement shall survive termination of this Agreement.

         10. NOTICES. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid and addressed, in the case of KeyCorp, to the address set forth on the first page of this Agreement or, in the case of the undersigned employee, to the address set forth below





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
his signature, provided that all notices to KeyCorp shall be directed to the attention of the President of KeyCorp, with a copy to the Secretary of KeyCorp, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         11. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the President or the Secretary of KeyCorp. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York.

         12. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         13. EMPLOYEE'S COMMITMENT. You agree that for a period of six months subsequent to your period of employment with KeyCorp, you will not at any time communicate or disclose to any unauthorized person, without the written consent of KeyCorp, any proprietary processes of KeyCorp or any subsidiary or other confidential information concerning their business, affairs, products, suppliers or customers which, if disclosed, would have a material adverse effect upon the business or operations of KeyCorp and its subsidiaries, taken as a whole; it being understood, however, that the obligations under this
Section 13 shall not apply to the extent that the aforesaid matters (a) are disclosed in circumstances where you are legally required to do so or (b) become generally known to and available for use by the public otherwise than by your wrongful act or omission.

         14. PRIOR AGREEMENTS. This Agreement supersedes all earlier dated agreements concerning its subject matter.





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         If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to KeyCorp the enclosed copy of this letter which will then constitute our agreement on this subject.

Agreed to this [1st day                       Sincerely,
of September, 1990].
                                              KeyCorp

_______________________

Address:                                      By:____________________________
                                                 Victor J. Riley, Jr.
                                                 President and Chief
                                                 Executive Officer
_______________________
_______________________
_______________________





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